Exhibit 99.1

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE FIRST QUARTER 2014

•	Record Q1 revenue of $116.1 million, an 11% increase over prior year quarter

•	Record Q1 non-GAAP diluted EPS of $0.72, a 33% increase over prior year quarter

•	Record Q1 GAAP diluted EPS of $1.03, a 101% increase over prior year quarter

•	Record Q1 free cash flow of $58.0 million, a 12% increase over prior year quarter

•	Raising 2014 revenue guidance to $450-$460 million

•	Raising 2014 non-GAAP diluted EPS guidance to $2.55-$2.65

NEW YORK, New York—April 30, 2014 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the first quarter ended March 31, 2014.

Q1 2014 Results for Iconix Brand Group, Inc.:

Total revenue for the first quarter of 2014 was approximately $116.1 million, an 11% increase as compared to approximately $105.1 million in the first quarter of 2013. EBITDA attributable to Iconix for the first quarter was approximately $69.8 million, an 8% increase as compared to $64.6 million in the prior year quarter. Free cash flow attributable to Iconix for the first quarter was approximately $58.0 million, a 12% increase as compared to the prior year quarter of approximately $51.8 million. On a non-GAAP basis, as described in the tables below, net income attributable to Iconix was $39.3 million, an 8% increase as compared to the prior year quarter of approximately $36.2 million. Non-GAAP diluted EPS for the first quarter of 2014 increased 33% to $0.72 compared to $0.54 in the prior year quarter. GAAP net income attributable to Iconix for the first quarter of 2014 was approximately $59.8 million, a 75% increase as compared to $34.2 million in the prior year quarter, and GAAP diluted EPS for the first quarter of 2014 increased approximately 101% to $1.03 compared to $0.51 in the prior year quarter.

GAAP net income in the first quarter of 2014 includes a non-cash gain of approximately $38 million before taxes related to the re-measurement of the Company’s initial investment in Iconix Latin America in conjunction with its acquisition of the remaining 50% from its joint venture partner.

EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “With record results in the first quarter, 2014 is off to a strong start. Through our diversified portfolio of brands and expanding global footprint we continued to achieve strong growth. As we look ahead, we believe we can continue to deliver significant value to our Company and shareholders through a combination of organic growth driven by international expansion and Peanuts initiatives, as well as, additional acquisitions of global iconic brands.”

2014 Guidance for Iconix Brand Group, Inc.:

The Company is raising its 2014 guidance as follows:

•	Increasing 2014 revenue guidance to $450-$460 million from $440-$455 million

•	Increasing 2014 Non-GAAP diluted EPS guidance to $2.55-$2.65 from $2.50-$2.60

•	Increasing 2014 GAAP diluted EPS guidance to $2.50-$2.60 from $2.19-$2.29

•	Increasing 2014 free cash flow guidance to $213-$220 million from $210-$217 million

This guidance relates to the Company’s existing portfolio of brands and does not include any additional acquisitions. In addition, this guidance does not assume any additional share repurchases or dilution from the Company’s convertible notes above the current stock price.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

About Iconix Brand Group, Inc. Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), ED HARDY (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), and MARC ECKO (R). In addition, Iconix owns interests in the ARTFUL DODGER (R), MATERIAL GIRL (R), PEANUTS (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), and BUFFALO (R) brands. The

Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended Mar. 31,
	2014	2013

Licensing and other revenue	$116,138	$105,062

Selling, general and administrative expenses	48,202	38,826

Operating income	67,936	66,236

Interest and other (income) expense, net	(17,338)	13,867

Equity earnings on joint ventures	(3,122)	(1,936)

Other (income) expenses – net	(20,460)	11,931

Income before income taxes	88,396	54,305

Provision for income taxes	25,554	15,031

Net income	$62,842	$39,274

Less: Net income attributable to non-controlling interest	3,074	5,085

Net income attributable to Iconix Brand Group, Inc.	$59,768	$34,189

Earnings per share:
Basic	$1.21	$0.53

Diluted	$1.03	$0.51

Weighted average number of common shares outstanding:
Basic	49,522	64,208

Diluted	58,051	66,692

Selected Balance Sheet Items: (in thousands)	(Unaudited) 3/31/2014	12/31/2013

Total Assets	$2,846,046	$2,860,194
Total Liabilities	$1,789,783	$1,758,252
Total Stockholders’ Equity and Redeemable Non-Controlling Interest	$1,056,263	$1,101,942

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to ASC Topic 470 as it relates to accounting for convertible debt and the incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

(Unaudited)
	Three months ended
Net income reconciliation	Mar. 31, 2014	Mar. 31, 2013
Non-GAAP net income (1)	$39,281	$36,219

GAAP net income	$59,768	$34,189

Adjustments:
Non-cash interest related to ASC Topic 470	6,375	3,172
Non-cash gain related to investment in Iconix Latin America	(37,893)	—

Taxes related to above items	11,031	(1,142)

Net adjustments	(20,487)	2,030

Non-GAAP net income	$39,281	$36,219

	(Unaudited) Three months ended
	Mar. 31, 2014	Mar. 31, 2013
Non-GAAP weighted average diluted shares reconciliation

Non-GAAP weighted average diluted shares	54,396	66,692

GAAP weighted average diluted shares	58,051	66,692

Less: additional incremental dilutive shares covered by hedges for: (2)

2.50% Convertible Notes	(2,117)	—

1.50% Convertible Notes	(1,538)	—

Subtotal	(3,655)	—

Non-GAAP weighted average diluted shares	54,396	66,692

	(Unaudited) Three months ended
Diluted EPS reconciliation	Mar. 31, 2014	Mar. 31, 2013
Non-GAAP diluted EPS (1)	$0.72	$0.54

GAAP diluted EPS	$1.03	$0.51
Non-cash gain related to investment in Iconix Latin America	($0.42)	—
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.11	$0.03

Non-GAAP diluted EPS	$0.72	$0.54

Forecasted Diluted EPS	Year Ending Dec. 31, 2014
	High	Low

Forecasted Non-GAAP diluted EPS (1)	$2.65	$2.55

Forecasted GAAP diluted EPS	$2.60	$2.50

Non-cash gain related to investment in Iconix Latin America	($0.42)	($0.42)
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.47	$0.47

Forecasted Non-GAAP Diluted EPS	$2.65	$2.55

(1)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470 and non-cash non-recurring gains and charges, net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.
(2)	Based on the closing stock price on March 31, 2014 there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing a portion of these shares as they are covered by our convertible notes hedges.

EBITDA Reconciliation from Net Income

(in thousands)

	(Unaudited)
	Three months ended
	Mar. 31, 2014	Mar. 31, 2013

EBITDA (3)	$69,777	$64,598

Reconciliation of EBITDA:

Net Income	$59,768	$34,189

Add: Income taxes	25,554	15,031

Add: Net interest expense and non-cash gain related to investment in Iconix Latin America	(17,456)	13,293

Add: Depreciation and amortization of certain intangibles	1,911	2,085

EBITDA	$69,777	$64,598

	(Unaudited)
EBITDA Reconciliation from Cash Flow from Operations	Three months ended
	Mar. 31, 2014	Mar. 31, 2013

EBITDA (3)	$69,777	$64,598

Reconciliation of EBITDA:

Net cash provided by operating activities	53,740	55,612

Add / (Less):

Cash interest expense, net	12,074	9,421

Cash taxes	5,821	8,030

Other	1,728	(1,320)

Net income attributable to non-controlling interest	(3,074)	(5,085)

Stock compensation expense	(2,515)	(1,895)

Provision for doubtful accounts	(1,000)	(924)

Net change in balance sheet items	3,003	759

EBITDA	$69,777	$64,598

(3)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures, and is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.

Free Cash Flow Reconciliation from Net Income

	(Unaudited)
	Three months ended
	Mar. 31, 2014	Mar. 31, 2013

Free Cash Flow (4)	$58,005	$51,820

Reconciliation of Free Cash Flow:

Net income	59,768	34,189

Add/(Less):
Depreciation and amortization of intangibles	1,911	2,085

Amortization of convertible note	7,078	3,614

Amortization of finance fees	1,402	832

Non-cash compensation expense	2,515	1,895

Provision for doubtful accounts	1,000	924

Non-cash income taxes	22,239	8,173
Non-cash gain related to investment in Iconix Latin America	(37,893)	—

Other	300	225

Subtotal	(1,448)	17,748

Less: Capital expenditures	(315)	(117)

Free Cash Flow	$58,005	$51,820

	(Unaudited)
Free Cash Flow Reconciliation from Cash Flow from Operations	Three months ended
	Mar. 31, 2014	Mar. 31, 2013

Free Cash Flow (4)	$58,005	$51,820

Reconciliation of Free Cash Flow:

Net cash provided by operating activities	53,740	55,612

Add / (Less):

Non-cash deferred tax items	2,506	1,172

Net income attributable to non-controlling interest	(3,074)	(5,085)

Capital expenditures	(315)	(117)

Other	2,145	(521)

Net change in balance sheet items	3,003	759

Free Cash Flow	$58,005	$51,820

Forecasted Free Cash Flow

	Year Ending Dec. 31, 2014
	High	Low

Free Cash Flow (4)	$220,000	$213,000

Reconciliation of Free Cash Flow:
Net income	154,000	148,000
Add:
Depreciation and amortization of intangibles	5,000	5,000
Amortization of convertible note	29,500	29,500
Amortization of finance fees	5,000	5,000
Non-cash compensation expense	18,500	18,000
Bad debt expense	4,000	3,500
Non-cash income taxes	43,000	43,000
Non-cash non-recurring gain	(38,000)	(38,000)
Other	1,000	1,000

subtotal	68,000	67,000

Less: Capital expenditures	(2,000)	(2,000)

Free Cash Flow	$220,000	$213,000

(4)

Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. Free Cash Flow excludes any changes in Balance

Sheet items, mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.